                          555 River Oaks Parkway
                        San Jose, California 95134


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the
Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), will be held at 3:00 p.m., May
11, 1995, at Cadence Design Systems, Inc., 2655 Seely Road,
San Jose, California, for the following purposes:

     1. To elect ten (10) directors of the Company to serve for the ensuing year and until their successors are elected or until such directors' earlier resignation or removal.

     2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the current fiscal year.

     3. To transact any other business which may properly come before the meeting.


     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on March 17, 1995 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                              By Order of the Board of Directors

                              /s/ H. Raymond Bingham
                              H. Raymond Bingham
                              Secretary


San Jose, California
April 1, 1995


WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE
COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN
THE ENVELOPE PROVIDED.

                     ----------------------------

                          PROXY STATEMENT

                     ----------------------------

                            April 1, 1995


     The accompanying proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of the Stockholders of the Company to be held at 3:00 p.m. on May 11, 1995 at Cadence Design Systems, Inc., 2655 Seely Avenue, San Jose, California (the "Meeting").
All holders of record of Common Stock, $0.01 par value per share, of the Company ("Common Stock") on March 17, 1995 will be entitled to vote. At the close of business on that date, the Company had 38,080,695 shares of Common Stock outstanding and entitled to vote. A majority, or 19,040,348 shares, of the Common Stock will constitute a quorum for the transaction of business. This Proxy Statement was first mailed to stockholders on or about April 1, 1995.

     An annual report for the fiscal year ended December 31, 1994 is enclosed with this Proxy Statement.

             VOTING RIGHTS AND SOLICITATION OF PROXIES

     Stockholders of Common Stock are entitled to one vote for each share held. Shares of stock may not be voted cumulatively. Abstentions and broker non-votes will be counted for determining whether a quorum exists. Abstentions will be counted for the purposes of determining whether a proposal is approved, but broker non-votes will not. The effect of an abstention or broker non-vote will be the same as a vote against adoption of a proposal.

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the vote at the Meeting pursuant to the proxy. A proxy may be revoked, for example, by a subsequent proxy that is signed by the person who signed the earlier proxy, if presented at the Meeting, or by attendance at the Meeting and voting in person.

     Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on the election of directors.

     The expenses of soliciting proxies in the enclosed form will be paid by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for which it will receive a fee from the Company of approximately $5,500 plus out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, employees of the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

            PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     At the Meeting stockholders will elect directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until such directors' earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the ten nominees recommended by the Company's management, unless the proxy is marked in such a manner as to withhold authority to so vote. In the election of directors, each stockholder is entitled to one vote for each share held. Shares of Common Stock may not be voted cumulatively. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

                    Election of Directors

Directors/Nominees

     The names of the nominees, and certain information about them (including their term of service), are set forth below:

                                                                 Director
Name of Nominee          Age  Principal Occupation                Since
---------------          ---  ---------------------              --------
Carol Bartz              46   Chairman and Chief Executive         1994
                              Officer, Autodesk, Inc.

Joseph B. Costello       41   President and Chief Executive        1987
                              Officer of the Company

Henry E. Johnston        51   Chairman of the Board of             1994
                              Systems & Networks, Inc.

Raymond J. Lane          48   President, Worldwide Operations,     1993
                              Oracle Corporation

Dr. Leonard Y.W. Liu     53   Board Member of the Company          1989

Donald L. Lucas          65   Chairman of the Board of the         1983
                              Company and Private Venture
                              Capital Investor

Dr.Alberto Sangiovanni-  47   Professor of Electrical Engineering  1992
  Vincentelli                 and Computer Sciences, University
                              of California, Berkeley

George M. Scalise        60   Senior Vice President of Planning    1989
                              and Development and Chief
                              Administrative Officer, National
                              Semiconductor Corporation

Dr. John B. Shoven       47   Professor of Economics,              1992
                              Stanford University

James E. Solomon         58   Senior Vice President and Principal  1983
                              Technologist of the Company

     CAROL BARTZ has served as a director of the Company since February 1994. Ms. Bartz has been the Chairman and Chief Executive Officer of Autodesk, Inc. since April 1992. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., most recently as Vice President of Worldwide Field Operations. Ms. Bartz is also a director of AirTouch Communications, Cisco Systems, Inc., The School of Business at the University of Wisconsin, the California Chamber of Commerce, the National Breast Cancer Research Foundation and the Foundation for the National Medals of Science and Technology. She is also a trustee for the Committee for Economic Development, a member of the Corporate Advisory Board of the National Association of Securities Dealers, Inc. and a member of the Business School Advisory Council of Stanford University.

     JOSEPH B. COSTELLO has served as President and a director of the Company since May 1988. In addition, Mr. Costello has served as Chief Executive Officer of the Company since June 1988. Previously he served as a director of SDA Systems, Inc. ("SDA"), from May 1987 to May 1988. From March 1986 to March 1987, he served as SDA's President and Chief Operating Officer. He is also a director of Oracle Corporation, Microelectronics and Computer Technology Corporation and Pano Corporation Display Systems.

     HENRY E. JOHNSTON has served as a director of the Company since July 1994. From 1983 to January 1994 Mr. Johnston was Corporate Vice President and from 1989 was also Division President of the Manufacturing and Distribution Business Unit of Electronic Data Systems Corporation. Since January 1994 Mr. Johnston has been a private individual investor. Mr. Johnston is Chairman of the Board of Directors of Systems & Networks, Inc.

     RAYMOND J. LANE has served as a director of the Company since November 1993. Mr. Lane has been President, Worldwide Operations for Oracle Corporation since 1993. From July 1992 to October 1993, Mr. Lane was President of Oracle USA. From August 1981 to June 1992, Mr. Lane held various positions at BoozoAllen & Hamilton, most recently as Senior Partner.

     DR. LEONARD Y.W. LIU has served as a director of the Company since June 1989. Dr. Liu also served as Chief
Operating Officer of the Company from January 1993 until
March 1995.  Before joining the Company, Dr. Liu was
Chairman and Chief Executive Officer of Acer America
Corporation and President of Acer, Inc., personal computer suppliers, from 1989 until March 1992. From 1969 until
April 1989, Dr. Liu held various technical and general management positions at IBM Corporation, most recently as Manager of its Santa Teresa Laboratory. Dr. Liu is a director of Omni Science Corporation and Trident
Microsystems, Inc.

     DONALD L. LUCAS has served as Chairman of the Board of the Company since May 1988. Prior to this, Mr. Lucas served as Chairman of the Board and director of SDA from its inception in July 1983 to March 1987. Mr. Lucas has been a private venture capital investor since 1960. He is a director of Delphi Information Systems, Inc., ICOT Corporation, Kahler Corporation, Macromedia, Inc., Oracle Corporation, Quantum Health Resources, Inc., Racotek, Inc., Tri Care, Incorporated and Tricord Systems, Incorporated.

     DR. ALBERTO SANGIOVANNI-VINCENTELLI has served as a director of the Company since December 1992. Dr.
Sangiovanni-Vincentelli has been Professor of Electrical
Engineering and Computer Sciences at the University of California at Berkeley since 1979.

     GEORGE M. SCALISE has served as a director since June 1989. Mr. Scalise has been Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation since August 1991. From July 1987 to January 1991, Mr. Scalise was President and Chief Executive Officer of Maxtor Corporation, a disk drive manufacturer. He is also a director of SEMATECH, Tower Semiconductor, Ltd., and Integrated Information Technology Inc. Mr. Scalise is the Chairman of the Secretary of Energy Advisory Board, U.S. Department of Energy. He is a member of the Joint High Level Advisory Panel of the United States-Israel Science and Technology Commission-U.S. Department of Commerce, the Bay Area Economic Forum and the Semiconductor Industry Association.

     DR. JOHN B. SHOVEN has served as a director of the Company since April 1992. Dr. Shoven has been Dean of
Humanities and Sciences at Stanford University since
September 1993.  From 1979 to August 1993, he served as
Professor of Economics at Stanford University. He has also served as Director for the Center for Economics Policy
Research at Stanford University since 1988.

     JAMES E. SOLOMON has served as a director of the Company since May 1988. Mr. Solomon has also served as Senior Vice President and Principal Technologist for the
Company since February 1994. Prior to that, he served as Senior Vice President of the Company's Analog Division from
February 1993 to February 1994 and as President of the Company's Analog Division from December 1988 to February
1993. Mr. Solomon also served as Co-Chairman of the Board of Directors of the Company from May 1988 until May 1989.
As a founder of SDA, Mr. Solomon served as its Chief
Executive Officer from its inception in July 1983 to May
1988, as its President from July 1983 to March 1987, and as its Chairman of the Board from March 1987 until its merger with ECAD, Inc. in May 1988. Mr. Solomon is also the
Chairman of the Board of Smart Machines, Inc.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
            ELECTION OF EACH OF THE NOMINATED DIRECTORS

Director Compensation

     In 1994 the Company paid Mr. Lucas an annual retainer fee of $75,000 as Chairman of the Board of Directors and paid Mr. Shoven an annual retainer fee of $35,000 as Chairman of the Compensation Committee of the Board of Directors. For 1995, the Compensation Committee has recommended that these annual retainers be increased to $100,000 and $40,000, respectively, and it is expected that the Board of Directors will approve the recommendation. All other outside directors receive an annual retainer fee of $22,000 and also receive $1,600 for each Board of Directors meeting attended and $1,000 for each committee meeting attended if held on a date other than the date of a Board of Directors meeting. Messrs. Lucas and Shoven are not paid for attendance at Board of Directors or committee meetings. The Company has also granted non-qualified stock options to each outside director under the 1993 Directors Stock Option Plan or its predecessor plan. Under the 1993 Directors Stock Option Plan (the "Directors Plan"), each non-employee director of the Company is eligible to receive options to purchase a maximum of 50,000 shares of the Company's Common Stock, while the Chairman of the Board of Directors is eligible to receive options to purchase an additional 50,000 shares for a maximum of 100,000 shares. Non-employee directors are initially granted options to purchase 20,000 shares upon appointment to the Board of Directors and are eligible to receive a second grant of 15,000 options at such time as the options originally granted have vested and a third grant of 15,000 options at such time as the aggregate 35,000 of previously granted options have vested. The additional options for the Chairman of the Board of Directors were authorized upon shareholder approval of an amendment to the Directors Plan in May 1994. During 1994, Mr. Johnston received a grant in the amount of 20,000 shares under the Directors Plan. In the event that any future director becomes Chairman of the Board of Directors, such additional options will be granted on the date of such appointment. The options granted under the Directors Plan vest over four years, becoming exercisable as to one-third of the shares on the anniversary of the date of grant and as to 1/36th of the remaining shares each month thereafter. In addition, Messrs. Shoven and Scalise each received non-plan option grants of 15,000 shares on May 4, 1993, and Mr. Johnston received a non-plan option grant for 15,000 shares on July 5, 1994 in consideration of consulting services.

     The Company has consulting agreements with Mr.
Sangiovanni-Vincentelli and Mr. Johnston.  Under Mr.
Sangiovanni-Vincentelli's agreement, he received cash compensation of $115,000 in 1994 for consulting services related to various product, marketing and sales projects.
Under Mr. Johnston's agreement, he received cash compensation of $3,300 and an option grant of 15,000 shares
(described above) in 1994 for various executive consulting services.

Board of Directors' Meetings and Committees

     The Board of Directors met four times during the year ended December 31, 1994. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board on which he or she served. Standing committees of the Board include an Audit Committee, a Compensation Committee and a Nominating Committee.

     Messrs. Lucas and Scalise are currently the members of the Audit Committee. The Audit Committee met four times during 1994. The function of the Audit Committee is to review financial and auditing issues of the Company, including the Company's choice of independent public accounting firms, and to make recommendations to the Board of Directors.

     Messrs. Lucas and Shoven are currently the members of the Compensation Committee. The Compensation Committee met four times during 1994. Until May 5, 1994, the Compensation Committee consisted of Messrs. Lucas and Lane. The function of the Compensation Committee is to review and approve general compensation plans of the Company, including option, purchase, and bonus plans, as well as additional specific compensation matters for the Chief Executive Officer and all executive staff who report directly to the Chief Executive Officer, including salary, bonuses and other incentive plans, stock options and other forms of compensation.

     Messrs. Costello, Liu, Lucas and Sangiovanni-
Vincentelli are currently members of the Nominating
Committee.  The Nominating Committee met once during 1994.
The function of the Nominating Committee is to make recommendations to the Board of Directors regarding nominees to serve on the Board. The Nominating Committee will consider nominees to the Board of Directors of the Company recommended by stockholders.

                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1995, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock;
(ii) each director and nominee; (iii) each Executive Officer named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                                             Amount and
                                             Nature of Beneficial  Percent
Name of Beneficial Owner                     Ownership(1)          of Class
------------------------                     --------------------  ---------
Massachusetts Financial Services (2),(3)         3,596,800         9.3%
  500 Boylston Street
  Boston, MA  02116

Nicholas-Applegate Capital Management (2),(4)    2,051,400         5.3%
  466 Lexington Avenue
  New York, NY  10017


Joseph B. Costello (5)                             917,283         2.4%
James E. Solomon (6)                               383,215         1.0%
Leonard Y.W. Liu (7)                               286,843          *
H. Raymond Bingham (8)                             149,750          *
M. Robert Leach (9)                                 94,838          *
Donald L. Lucas (10)                                76,323          *
Alberto Sangiovanni-Vincentelli (11)                43,438          *
John B. Shoven (12)                                 29,583          *
Henry E. Johnston (13)                              17,300          *
George M. Scalise (14)                              12,916          *
Raymond J. Lane (15)                                 9,230          *
Carol Bartz (16)                                     7,691          *

All officers and directors as
  a group (17 persons) (17)                      2,129,351         5.5%

_______________________
* Less than 1%

(1) Unless otherwise indicated below, each holder had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) The number of shares shown as beneficially owned by Nicholas-Applegate Capital Management and Massachusetts
     Financial Services is based on their Schedule 13Gs for the period ended December 31, 1994. As of February 28, 1995, the Company has been notified that Massachusetts Financial Services and Nicholas-Applegate Capital Management hold approximately
     3,745,000 and 1,562,300 shares, respectively, of the Company's common stock.

(3) Massachusetts Financial Services has sole dispositive power with respect to all of the shares listed above, sole voting power with respect to 3,427,400 shares and no shared voting power.

(4) Nicholas-Applegate Capital Management has sole dispositive power with respect to all of the shares listed above, sole voting power with respect to 1,610,400 shares and no shared voting power.

(5) Includes 657,283 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(6) Includes 128,853 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(7) Includes 279,993 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(8) Includes 143,750 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(9) Includes 91,666 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(10) Represents 36,740 shares held under a trust agreement for the benefit of Mr. Lucas and his wife and 39,583 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(11) Includes 36,336 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(12) Represents 29,583 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(13) Includes 15,000 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(14) Represents 12,916 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(15) Represents 9,230 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(16) Represents 7,691 shares subject to an option that is exercisable within 60 days of February 28, 1995.

(17) Includes all shares described in footnotes (5) - (16) above plus 3,497 owned shares and 97,444 additional shares subject to options exercisable within 60 days of February 28, 1995.

      PROPOSAL NO. 2  - RATIFICATION OF SELECTION OF INDEPENDENT
                        PUBLIC ACCOUNTANTS

     The Company has selected Arthur Andersen LLP as its principal independent accountants to perform the audit of the Company's financial statements for fiscal year 1995, and the stockholders are being asked to ratify such appointment. Arthur Andersen LLP audited the Company's financial statements for 1993 and 1994. Representatives of Arthur Andersen LLP will be present at the Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
          RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of 1992, 1993 and 1994 to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1994 (collectively, the "Named Officers"). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs and has no other long-term compensation benefits.

                          SUMMARY COMPENSATION TABLE

                              Annual Compensation
                    ------------------------------------------
                                                                   Long Term
                                                                   Compensation
                                                                   Awards
                                                                   Securities
Name and                                               Other       Under-
Principal                                              Annual Com- lying
Position                    Year   Salary $    Bonus $ pensation   Options (#)
-------------------------   ----   --------    ------- --------   -------

Joseph B. Costello          1994   550,000    601,438    -           -
President and Chief         1993   550,000    112,500    -         750,000(4)
Executive Officer           1992   500,165    400,000    -         400,000(5)

Leonard Y.W. Liu            1994   475,000    373,969    -           -
Chief Operating Officer     1993   475,000(1)  68,750    -         800,000(4)
                            1992

H. Raymond Bingham          1994   300,000    269,875   19,582(3)    -
Executive Vice President &  1993   165,111(2) 110,000  115,207(3)  300,000(4)
Chief Financial Officer     1992

M. Robert Leach             1994   300,000    205,875    4,077(3)    -
Senior Vice President,      1993   164,772(2)  82,350   57,023(3)  200,000(4)
Spectrum Services           1992

James E. Solomon            1994   225,000    138,400    -           -
Senior Vice President,      1993   225,000     25,000    -          80,000(4)
Principal Technologist      1992   213,029     80,000    -          25,000(5)

(1)  Employment commenced in January 1993.

(2) Represents a partial year salary for 1993 (employment commenced in May 1993 for Mr. Bingham and in June
     1993 for Mr. Leach).

(3) Represents reimbursement of relocation and moving expenses.

(4) Includes original option grants of 250,000 shares to Mr. Costello, 400,000 shares to Mr. Liu, 300,000 shares to Mr. Bingham, 200,000 shares to Mr. Leach and
     35,000 shares to Mr. Solomon. All 400,000 of Mr. Liu's options were repriced in 1993. The remaining options for Mr. Costello and Mr. Solomon were granted prior to January 1993 and were repriced in 1993.

(5)  Includes original grants of 100,000 shares to Mr.
     Costello and 25,000 shares to Mr. Solomon in 1992, all of which were repriced in 1992. The remaining options for Mr. Costello were granted prior to January 1, 1992 and were repriced in 1992.


     No options were granted to the Named Officers during 1994.



     The following table sets forth certain information concerning the number and value at December 31, 1994 of unexercised "in the money" options held by the Named Officers. The values set forth below have not been, and may never be realized, and are based on the positive spread between the respective exercise prices of outstanding stock options and the average of the high and low price of the Company's Common Stock. The average of the high and low price of the Company's Common Stock on December 30, 1994 was $20.63. None of the Named Officers exercised any options during 1994.


               AGGREGATE OPTION EXERCISES IN 1994
               AND DECEMBER 31, 1994 OPTION VALUES

                                        Number of
                                        Securities        Value of
                                        Underlying        Unexercised
                                        Unexercised       In-the-Money
                                        Options at        Options at
                                        12/31/94          12/31/94
                                     ----------------  --------------------

                  Shares
                  Acquired
                  On       Value         Exercisable/      Exercisable/
                  Exercise Realized      Unxercisable      Unexercisable
                  -------- --------- ----------------  ---------------------
Joseph B. Costello   --     --       580,891  394,109  $6,743,416  $4,333,147

Leonard Y.W. Liu     --     --       233,879  181,121  $2,660,618  $2,110,319

H. Raymond Bingham   --     --       118,750  181,250  $1,283,984  $1,959,766

M. Robert Leach      --     --        75,000  125,000  $  679,688  $1,132,813

James E. Solomon     --     --       135,935   44,065  $1,441,475  $  475,400


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee Report on Executive
Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee (the "Committee") of the
Board of Directors is composed of two non-employee directors. The members of the Committee are Messrs. Lucas and Shoven. Although Mr. Costello attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

Compensation Committee Policy

     The Committee typically establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company at or about the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all executive officers of the Company. The Committee administers the equity incentive plans, including the 1987 Stock Option Plan (the "Option Plan") and the Bonus Plan for Executive Officers (the "Bonus Plan"). The Committee believes that the compensation of the CEO and the Company's other executive officers should be greatly influenced by the Company's performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive's performance against personal performance objectives. Long-term equity incentives for executive officers are provided through the granting of stock options under the Option Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest. During the formal Committee meetings in 1994, all discussions regarding compensation of the CEO were held without his attendance. Similarly, none of the other executive officers of the Company were present during discussions regarding their compensation.

     The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee in reliance on the Radford Survey of the prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by the Company of its corporate goals. The compensation of the Company's executive officers was compared to comparable survey positions and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. Practices of such companies with respect to stock option grants were also reviewed and compared. In preparing the performance graph for its 1995 Proxy Statement, the Company used the Standard & Poor's High Technology Composite Index (the "S&P High Technology Index") as its published line of business index.

     The survey companies selected were intended to match the Company closely in terms of such things as product or industry, geography and revenue levels. A significant percentage of the companies in the survey base, for instance, had average sales that closely approximate the Company's revenue level. A portion of the companies in the S&P High Technology Index were included in this survey. The balance of the S&P High Technology Index companies, however, were too large or of a different business profile, and would have incorrectly increased the market compensation comparisons used to adjust executive officer salaries. The additional companies in the survey base were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company notwithstanding the fact that they are not included in the S&P High Technology Index.

1994 Executive Compensation

     Base Compensation. The foregoing information along with the CEO's recommendation of base salary and target bonus for 1994 for each executive officer, other than the CEO, was presented to the Committee in January 1994. The
Company sets its salaries for executive officers, including the CEOs, at about the seventy-fifth percentile of the range of salaries paid by the companies referred to above. This is consistent with the corporate wide policy of setting salary levels for all other employee classifications between the fiftieth the seventy-fifth percentile. The Committee reviewed the recommendation by the CEO and the performance and market data outlined above and established a base salary level to be effective January 1, 1994 for each executive officer and the CEO (see specific report on CEO compensation below).

     Incentive Compensation.   As more fully discussed
below, the Committee also reviewed and approved the 1994 Company performance targets to be used for purposes of bonus determination, which targets are included in the Company's 1994 operating plan as approved by the full Board of Directors. The Bonus Plan is established by the Board of Directors at the start of each year. The Committee in its discretion assigns a target bonus to each executive officer (expressed as a percentage of the executive officer's base salary), approves Company performance objectives to be used for bonus determination, approves the overall structure and mechanics of the Bonus Plan, and after the end of the year, in its discretion assigns an individual performance factor for the CEO and approves individual performance factors for other executive officers. As a general rule, provided that such threshold Company performance levels are achieved, the target bonus pool (the sum of participants' target bonuses) and individual target bonuses are adjusted on the basis of the percentage relationship of actual to targeted earnings per share ("EPS"). In addition, in the Committee's discretion, each executive officer's target bonus is further adjusted to take account of individual performance. The total of individual bonuses is controlled by the overall bonus pool, as adjusted by the EPS performance factor and individual performance. In January 1995, the Committee determined bonus awards for 1994 for executive officers covered by the Bonus Plan, including the CEO. Bonuses were determined with reference to the EPS targets and individual performance. The Committee determined that bonuses should be paid to executive officers for all of the annual target bonus established in January 1994. The executive officers also participated in a company-wide performance bonus program based on EPS results on a quarterly basis, and, like other senior management, can elect to participate in the Company's non-qualified deferred compensation plan.

     Stock Options. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may grant additional stock options to executives to continue to retain such executives and provide incentives. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant. In 1994, stock options were granted, in the Committee's discretion to two executive officers who were not Named Officers as incentives for them to become employees and align their interests with those of the stockholders.

1994 CEO Compensation

     Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

     In January 1994 the Committee established a base salary for Mr. Costello which equaled his 1993 base salary. The Committee also established a target bonus for Mr. Costello under the 1994 Bonus Plan. The 1994 base salary level and target bonus were based, in the Committee's discretion, upon a number of factors, including a) the Company's EPS objectives for 1994, b) individual performance objectives established by the Committee for Mr. Costello for 1994, and
c) the market compensation data discussed above.

      Following the process discussed above for other executive officers of the Company, the Committee in January
1995 determined Mr. Costello's bonus for 1994 under the Bonus Plan. The Committee concluded that Mr. Costello should receive all of the annual bonus target established for him in January 1994.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. The Company believes that it is in the best interests of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Due to the Company's excellent performance in 1994, the Company paid Mr. Costello nondeductible compensation of approximately $100,000 notwithstanding its indication in its 1994 proxy that it did not expect to pay nondeductible compensation and intended to comply with the requirements of Section 162(m). The Company believes that this nondeductible compensation is justified in light of the Company's 1994 performance. With respect to 1995, the Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted.
To this end, the Company's 1987 Stock Option Plan meets the transition rule requirements of Section 162(m). As such, all awards under the 1987 Stock Option Plan will be deductible under Section 162(m). With respect to compensation other than stock options, since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m); thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.


                         COMPENSATION COMMITTEE

                         John Shoven, Chairman
                         Donald L. Lucas

Company Stock Price Performance

     The stock price performance graph below includes companies required by the Securities and Exchange Commission and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company from January 1, 1990 to December 31, 1994 with the cumulative total return on the S&P 500 Composite Index and the S&P High Technology Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the other Indexes on January 1, 1990, and reinvestment of all dividends).



          (STOCK PRICE PERFORMANCE GRAPH APPEARS HERE)

MEASUREMENT PERIOD                                              S&P High
                          Cadence Design       S&P 500          Technology
(Fiscal Year Covered)     Systems Inc.         Index            Composite
---------------------     ---------------     ----------       -----------
Measurement point-12/31/89     $100            $100             $100

Fiscal Year Ended 12/31/90     $112             $97             $102
Fiscal Year Ended 12/31/91     $118            $126             $117
Fiscal Year Ended 12/31/92     $101            $136             $121
Fiscal Year Ended 12/31/93      $55            $150             $149
Fiscal Year Ended 12/31/94      $97            $152             $174


Board of Directors and Compensation Committee Interlocks and
Insider Participation

     Mr. Costello, the Chief Executive Officer and a member of the Board of Directors of the Company, has been a member of the board of directors of Oracle Corporation since April 1990. Mr. Lucas, Chairman of the Board of Directors and a member of the Compensation Committee, has also been a member of the board of directors of Oracle Corporation since March 1980. Mr. Lane, a member of the Compensation Committee until May 1994, was an executive officer of Oracle
Corporation in 1994. The members of the Compensation Committee are currently Messrs. Donald L. Lucas and John Shoven, who is Chairman of the Compensation Committee.

Certain Transactions

     From January 1, 1994 to the present, there have been no transactions involving in excess of $60,000, between the Company and any current executive officer, director, 5% beneficial owner of the Common Stock or member of the immediate family of any of the foregoing persons, in which one of the foregoing individuals or entities had a material interest, except for the transactions identified in this section and certain transactions identified in "Executive Compensation" and "Director Compensation" above.

     In connection with the Company's stock repurchase program, in 1994 the Company repurchased 550,000 shares of common stock for $9,156,250 and in 1995 purchased 1,000,000 warrants to purchase the Company's common stock for $12,125,000 from Comdisco, Inc., a 5% beneficial owner as of December 31, 1993.

     On February 9, 1995, the Board of Directors of the
Company approved a transaction without the participation of Chairman Lucas and member Johnston, which will result in additional forms of compensation to both Mr. Lucas and Mr.
Johnston. Pursuant to contract, the Company has transferred its rights in a product referred to as BONeS (registered trademark) (Block Oriented Network Simulator) along with related assets and personnel to a new company in exchange for a 42.5% interest in the new company. Third party investors have agreed to contribute approximately $4 million for a 32.5% interest in the new company. The 25% balance of the equity interest is reserved for management of the new company. The new company's purpose is to further develop and market BONeS (registered trademark) to the broader commercial market, leaving the electronic design automation market for the Company (through its Alta division) for an initial restricted period. The new company is expected to have the necessary focus to fully develop this market and to generate returns for the Company's and other investors' contributions.

     Mr. Lucas has an interest in two of the third party investors. He is chairman of the Richard M. Lucas Cancer
Foundation which has agreed to invest approximately $500,000 in the new company's Series B Preferred Stock. The Foundation is a private family foundation organized in support of cancer research from which Mr. Lucas derives no personal economic benefit. Mr. Lucas also has various direct and indirect non-controlling interests in Coral IV Limited Partnership, which will invest approximately $2,000,000 in the new company Series B Preferred Stock. In the aggregate, these interest in Coral IV represent less than ten percent of the total equity in Coral IV.

     Mr. Johnston will initially serve as chairman of the board of the new company, for which he will be remunerated at the rate of $50,000 per year. For such services, Mr. Johnston will also receive options or equivalent rights to buy approximately 150,000 shares of the new company at $0.25 per share, such options or restricted stock vesting 25% after 12 months and the remaining 75% vesting on a monthly basis over the following 36 months. These shares represent approximately three percent of the equity in the new company. Other members of the initial management team will also be awarded options on the same price and vesting terms.

     The Company has agreed to provide various corporate services (e.g., accounting, collections, employee benefits administration) to the new company at cost through 1995.

     All transactions from January 1, 1994 to the present between the Company and any current executive officer or director have been approved by a majority of the disinterested members of the Company's Board of Directors. Any future transactions with officers, directors or affiliates will be approved by a majority of the disinterested members of the Board of Directors and will be on terms that are no less favorable to the Company than could be obtained from unaffiliated third parties and that may reasonably be expected to benefit the Company.

     The Company's policy is to enter into agreements with each of its directors and executive officers providing for the indemnification of such persons to the fullest extent permitted by law for any liability they may incur by reason of their service as officers and/or directors to the Company.

Compliance with Section 16(a) of The Securities Exchange Act of 1934

     The Company has reviewed all Forms 3, 4 and 5 filed with respect to 1994 and based thereon has determined that there has been no failure to timely file any reports required by Section 16(a) of the Securities Exchange Act of 1934 for 1994 or prior years, except that one Form 3 initially filed for Mr. Johnston, a member of the Board of Directors, was amended to reflect additional ownership of 300 shares of the Company's common stock. This amended Form 3 was filed in March 1995.

STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the Company's
Proxy Statement and form of proxy relating to the Company's
1996 Annual Meeting must be received by December 3, 1995.

OTHER BUSINESS

     The Board of Directors does not presently intend to bring any other business before the Meeting and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                     By Order of the Board of Directors



                     H. RAYMOND BINGHAM
                     Secretary


ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE
AND RETURN THE ACCOMPANYING PROXY CARD IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.  THANK YOU FOR YOUR
PROMPT ATTENTION TO THIS MATTER.

Proxy                                                          Proxy

                Cadence Design Systems, Inc.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      MAY 11, 1995

     The undersigned hereby appoints Joseph B. Costello and Donald L. Lucas, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Cadence Design Systems, Inc. (the "Company") to be held at Cadence Design Systems, Inc., 2655 Seely Road, San Jose, California, on May 11, 1995 at 3:00 p.m. and any continuation or adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters.

         (Continued and to be signed on reverse side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THE SHARES WILL BE VOTED AS DIRECTED ON REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

                        Cadence Design Systems, Inc.

Please mark vote in oval in the following manner using dark ink only. [ ]
The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1.   ELECTION OF DIRECTORS
                                                                 For all
                                                For    Withheld  Except
    Nominees:  Carol A. Bartz,
    Joseph B. Costello, Henry E.
    Johnston, Raymond J. Lane,                 [   ]    [   ]    [   ]
    Leonard Y.W. Liu, Donald L. Lucas,
    Alberto Sangiovanni-Vincentelli,
    George M. Scalise, John B. Shoven,           _____________________
    and James E. Solomon.                         Nominee Exception
    (INSTRUCTION:  To withhold authority
    to vote for any individual nominee,
    write that nominee's name in the space
    provided to the right).

2.  RATIFICATION OF SELECTION OF ARTHUR        For    Withheld   Abstain
    ANDERSEN LLP, INDEPENDENT PUBLIC
    ACCOUNTANTS.                              [   ]    [    ]     [    ]

3.  In their discretion, upon such other       For    Withheld   Abstain
    business as may properly come before
    the meeting or any adjournment thereof.   [   ]    [    ]    [     ]


     The undersigned hereby acknowledges receipt of:  (a)
Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and (c) Annual Report to Stockholders for the year ended December 31, 1994.


Dated: ___________________________, 1995

Signature(s): _______________________________

              _______________________________

     Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU
ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN
ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE
MEETING.